Exhibit 10.1

March 7, 2012

Mr. John M. Connolly

c/o Bain Capital Ventures

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Dear John,

Reference is hereby made to the Offer Letter dated March 8, 2011, as amended (“Offer Letter”), between you and The Princeton Review, Inc. (the “Company”). The purpose of this letter (the “Amendment”) is to amend the Offer Letter to extend its term. Unless otherwise defined herein, capitalized terms used in this Amendment shall be as defined in the Offer Letter.

1. Term of Employment. The term of your employment is hereby extended from April 8, 2012 to June 30, 2012 (the “Employment Extension Period”).

2. Compensation. In consideration of your service during the Employment Extension Period, the Company shall pay you cash compensation in the amount of $50,000.00 per month, provided that the cash payment for the period June 8, 2012 to June 30, 2012 shall be paid on a pro rata basis. The foregoing cash payments shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

Except to the extent specifically amended hereby, the Offer Letter is unmodified and remains in full force and effect. All provisions of Section 6 (Miscellaneous) of the Offer Letter are applicable to this Amendment with the same force and effect as if fully set forth herein.

Please indicate your acceptance of this Amendment by signing and dating it where indicated below.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:	/s/ Christian G. Kasper

Name:	Christian G. Kasper
Title:	EVP & CFO

Accepted and Agreed:

/s/ John M Connolly
John M. Connolly

Date: March 8, 2012